Exhibit 23(c)


                        CONSENT OF INDEPENDENT AUDITORS


The Board of Directors
Vanguard Cellular Systems, Inc.

We consent to incorporation by reference in the registration statement on Form S-8 of Vanguard Cellular Systems, Inc. (1996 Stock Option Plan for Non-Employee Directors) of our report dated April 17, 1997, relating to the consolidated balance sheets of Syarikat Telefon Wireless (M) Sdn Bhd and subsidiary as of December 31, 1995 and 1996, and the related consolidated profit and loss accounts, statements of stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1996, which report appears in the December 31, 1996 annual report on Form 10-K/A of Vanguard Cellular Systems, Inc.

/s/ KPMG Peat Marwick

KPMG Peat Marwick
Kuala Lumpur
August 29, 1997